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                                                                 Exhibit 99.1
                                                                 ------------



             MEREDITH AGREES TO ACQUIRE FOUR TELEVISION STATIONS
                              FROM FIRST MEDIA



DES MOINES, IOWA -- (January 24, 1997) -- Meredith Corporation announced today that, pending Federal Communications Commission approval, it will acquire all of the television stations of First Media Television, L.P., a private company principally owned by the Marriott family. The First Media stations are:

  --  WCPX (CBS - Channel 6) in Orlando, Fla., the 22nd largest market in the
      U.S.;
  -- KPDX (FOX - Channel 49) in Portland, Ore.-Vancouver, Wash., the 24th largest market;
  -- KFXO (FOX - Channel 39) in Bend, Ore., a low-power companion station of KPDX; and
  -- WHNS (FOX - Channel 21) serving Greenville, S.C.-Asheville, N.C., the nation's 35th largest market.

The cash purchase price for the assets of First Media is $435 million, which Meredith will pay through a combination of cash and debt. Based on the anticipated closing date of mid-calendar 1997, the acquisition will have minimal impact on the company's fiscal 1997 earnings. The company expects the acquisition to be dilutive to earnings per share in the subsequent two fiscal years and accretive in the third. The transaction will be accretive to cash flow per share and to earnings before interest, taxes, depreciation and amortization (EBITDA) during the first full year.

Meredith President and Chief Executive Officer William T. Kerr said, "We have consistently stated three operating strategies--increased involvement in television broadcasting, further development of our fundamental commitment to home and family publishing, and expansion of additional revenue and profit streams that are consistent with our home and family heritage. Acquisition of the First Media television stations is a major step toward fulfilling our broadcasting growth strategy."

Kerr said, "We are enthusiastic about the value the First Media stations will add to our company and our opportunities in these outstanding markets. Orlando, Portland and Greenville-Asheville fit our broadcasting goal of owning and operating stations with network and geographic diversity. Moreover, these stations will be especially good additions to our television lineup because they are in growth markets."

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He said, "All three markets possess the qualities of a healthy, promising advertising environment." Positive economic indicators for all three markets include robust economies, diversified bases of business and industry, low unemployment, strong population growth and favorable demographics. The Orlando, Portland, and Greenville-Asheville markets each outpace the national growth rate for consumers' effective buying income (disposable income), retail sales, and television revenue.

Kerr said, "We announced our eighteenth consecutive quarter of improved comparable earnings this week, underscoring Meredith Corporation's strength and momentum. Given our performance and our strong balance sheet, we are very comfortable with the amount of debt required to finance this acquisition. The relatively short-term dilution to earnings resulting from this purchase is reasonable and justified by the shareholder value created by the acquisition."

The Meredith Broadcasting Group currently includes seven television stations in locations across the continental United States: KPHO-TV (CBS) in Phoenix; KCTV
(CBS) in Kansas City; WSMV-TV (NBC) in Nashville; WOFL-TV (FOX) in Orlando; KVVU-TV (FOX) in Las Vegas; WNEM-TV (CBS) in Flint-Saginaw, Mich.; and WOGX-TV
(FOX) in Ocala-Gainesville, Fla.

FCC regulations prohibit ownership of more than one television station in a single market. Because Meredith now owns WOFL in Orlando, the company must divest either WOFL or the soon-to-be-acquired WCPX.

He said the need to dispose of one station presents a unique opportunity. "In the end, we will own either WOFL or WCPX, two very fine stations in a very fine market. Taking into account tax, market, and other considerations, our desire is to own one of the Orlando stations and trade one of them for one or more stations with high growth opportunities," Kerr said.

Assuming the company trades an Orlando station for a station in a market serving at least a like number of households, Meredith's planned acquisition of the First Media television stations will move the company's Broadcasting Group from under five percent to nearly eight percent of U.S. households.

Meredith Corporation publishes a stable of many well-known consumer publications including Better Homes and Gardens and Ladies' Home Journal magazines. Kerr said, "We have one of the top magazine publishing operations in the country. Our desire is to develop an equally important broadcasting business. The acquisition of the First Media television stations will move us much closer to that goal."

Meredith was founded with magazine publishing in 1902 and entered the television broadcasting business in 1948. "We have a long history of excellent television operations, including programming, news and community service. We are focused on selective acquisitions in growth markets between No. 15 and No. 50 in size."
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Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies. Meredith businesses center on magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and brand licensing.

The Meredith Publishing Group is the country's foremost home and family publisher. The group creates and markets magazines including Better Homes and Gardens, Ladies' Home Journal, Country Home, Country Home Country Gardens, Country America, Midwest Living, Traditional Home, Renovation Style, WOOD, Family Money, American Patchwork & Quilting, Decorative Woodcrafts, Cross Stitch & Needlework, Crafts Showcase, Floral & Nature Crafts, Successful Farming, Mature Outlook, Crayola Kids, Golf for Women, the American Park Network, 42 Special Interest Publications, custom publications through Meredith Custom Publishing, and books titled under Meredith trademarks including the popular Better Homes and Gardens New Cook Book.

The statements in this news release describing the financial impact of the acquisition on the company are forward-looking statements. These statements are based upon information provided by the seller and certain assumptions as to interest rates and the future performance of the stations to be acquired. The actual financial impact of the acquisition could differ materially from the anticipated results. The factors that could cause actual results to differ include lower than expected station operating results; adverse economic conditions in the nation, regionally, and in the markets in which the stations operate; adverse changes in regulations affecting the broadcast industry generally and specified stations; changes in ownership of other stations; delay in the closing of the acquisition and increased interest rates over the term of the debt obligation.

















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